Exhibit 10.10

CREDIT AGREEMENT

dated as of February 14, 2019

among

FORTIS MINERALS OPERATING, LLC,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Issuing Bank,

and

The Lenders Party Hereto

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Bookrunner

i

ANNEX, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit I	Form of Lender Certificate
Exhibit J	Form of Solvency Certificate

Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
Schedule 7.25	Accounts
Schedule 9.02	Debt
Schedule 9.05	Investments
Schedule 9.12	Affiliate Transactions

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of February 14, 2019, is among FORTIS MINERALS OPERATING, LLC, a Delaware limited liability company (the “Borrower”); each of the Lenders from time to time party hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A.    The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodity Account maintained by any Credit Party, in each case, among the Administrative Agent, the applicable Credit Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Additional Lenders” has the meaning assigned to such term in Section 2.07(f)(ii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the Borrower and its Subsidiaries shall not be considered “Affiliates” of other portfolio companies Controlled by any of the Permitted Holders.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The initial Aggregate Maximum Credit Amounts of the Lenders on the Effective Date is $500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company (or any successor to or substitute for such service providing rate quotations comparable to such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25% but <50%	≥50% but <75%	≥75% but <90%	≥90%
Eurodollar Loans	2.000%	2.250%	2.500%	2.750%	3.000%
ABR Loans	1.000%	1.250%	1.500%	1.750%	2.000%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

The Applicable Margin shall change on any Business Day on which the Borrowing Base Utilization Percentage changes and, as a result of such change, the Applicable Margin would be determined by reference to a different column in the table above. Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and the “Commitment Fee Rate” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) BP Energy Company, (c) Shell Trading Risk Management, LLC and (d) any other Person if such Person or its credit support provider with respect to its Swap Agreements with the Credit Parties has a long term senior unsecured debt rating is Baa1/BBB+ by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Cawley, Gillespie & Associates, Inc., Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Consultants, L.P., and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.08(c)(ii).

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement” means any agreement to provide the following bank services: (a) commercial credit cards; (b) stored value cards; and (c) treasury management, depository and other cash management services (including controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and interstate depository network services).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 8.13(c) or Section 8.20.

“Borrowing Base Deficiency” means at the time in question, the amount (if any) by which the total Revolving Credit Exposures exceed the lesser of (a) the Borrowing Base then in effect and (b) the Elected Commitments then in effect.

“Borrowing Base Property Disposition” means (a) the sale, assignment, farm-out, conveyance or other disposition (including pursuant to a Casualty Event and including the termination, abandonment or relinquishment of Hydrocarbon Interests or interests or rights therein) of any Proved Oil and Gas Properties or (b) the sale, assignment, or other transfer of Equity Interests in any Restricted Subsidiary that owns any such Proved Oil and Gas Property or any interest in Hydrocarbons produced or to be produced therefrom, provided that no such sale, assignment, farm-out, conveyance or other transfer from the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, and no grant of a Lien to any Person, shall constitute a Borrowing Base Property Disposition.

“Borrowing Base Property Value” means, with respect to any Proved Oil and Gas Properties disposed of pursuant to any Borrowing Base Property Disposition, the portion of the total Borrowing Base that the Administrative Agent allocated to such Properties in connection with the most recent determination of the Borrowing Base (which amount shall be approved by the Required Lenders).

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means:

(a)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof.

(b)    commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s.

(c)    demand deposits, and time deposits maturing within one year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(d)    deposits in money market funds at least 95% of whose assets are cash and Investments described in the preceding clauses (a), (b) and (c) or otherwise complying with Rule 2a-7 of the SEC.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Restricted Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Restricted Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Restricted Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any sale or other disposition of Property), other than (i) amounts described in the definition of “Excluded Accounts” which are deposited in Excluded Accounts and (ii) liability insurance proceeds required to be paid directly to third parties.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries.

“Change in Control” means that the Permitted Holders shall collectively cease, directly or indirectly, (a) to be the Beneficial Owners of more than fifty percent (50%) of the ordinary voting power to elect or appoint the directors or managers of the Borrower represented by the issued and outstanding Equity Interests of the Borrower or (b) to Control the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property now owned or hereafter acquired which is subject to a Lien created or purported to be created under one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06(a) and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Applicable Percentage of the then effective Elected Commitments.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Consolidated EBITDAX” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, (a) the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted in calculating such Consolidated Net Income in such period: (i) interest expense, (ii) income taxes, franchise taxes and similar taxes, (iii) depreciation, (iv) depletion, (v) amortization (including any deferred financing costs), (vi) exploration expenses, including plugging and abandonment expenses, (vii) expenses incurred in connection with the consummation of the Transactions, (viii) customary one-time costs or expenses incurred in connection with any anticipated initial public offering of the Equity Interests of the Borrower or any parent entity of the Borrower or any Subsidiary of any of the foregoing, (ix) the actual non-capitalized transaction costs, expenses, fees and charges incurred with respect to any Material Acquisition (in each case, including legal fees, title, environmental and other third-party due diligence costs, transition overhead, pre-close overhead paid to the seller as a purchase price adjustment, and new software implementation costs) in an aggregate amount with respect to this clause (ix) not to exceed $2,000,000 in any fiscal year, (x) losses from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business) and (xi) all other noncash charges, minus (b) all gains from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business) and all noncash income added to Consolidated Net Income in such period. For the purposes of calculating Consolidated EBITDAX for any Rolling Period for any determination of the financial ratio contained in Section 9.01(a), if at any time during such period (i) the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition or Material Acquisition, Consolidated Net Income and Consolidated EBITDAX for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period or (ii) a Consolidated Subsidiary shall be designated as either a Consolidated Unrestricted Subsidiary or a Consolidated Restricted Subsidiary, the Consolidated Net Income and Consolidated EBITDAX for such period shall be calculated after giving pro forma effect to such designation, as if such designation had occurred on the first day of such period; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.

“Consolidated Net Debt” means, on any date of determination, (a) Consolidated Total Debt minus (b) the positive difference (if any) between (i) the aggregate amount of cash and Cash Equivalents, not to exceed the lesser of (x) an amount equal to 7.5% of the Borrowing Base then in effect and (y) $50,000,000, held in Deposit Accounts or Securities Accounts of the Credit Parties that are subject to Account Control Agreements and (ii) the amount of any Borrowing Base Deficiency existing as of such date.

“Consolidated Net Income” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary gains or losses during such period; and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test and other impairment writedowns.

“Consolidated Net Leverage Ratio” means, (a) with respect to Section 9.01(a), as of the last day of any Rolling Period, the ratio of (i) Consolidated Net Debt as of such date to (ii) Consolidated EBITDAX for the Rolling Period ending on such date and (b) with respect to any calculation thereof for other purposes hereunder, the ratio of (i) Consolidated Net Debt as of such date to (ii) Consolidated EBITDAX for the most recently ended Rolling Period for which financial statements are available.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Restricted Subsidiaries, determined on a consolidated basis.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings thereto.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing. For the avoidance of doubt, “Credit Parties” does not include any Unrestricted Subsidiaries.

“Cure Period” has the meaning assigned to such term in Section 10.03.

“Debt” means, for any Person, the sum of the following (without duplication):

(a)    all obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments;

(b)    all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c)    obligations of such Person with respect to Disqualified Capital Stock;

(d)    obligations of such Person under Capital Leases or Synthetic Leases;

(e)    all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services;

(f)    Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(g)    the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment;

(h)    Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made (including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized by such Person)) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; and

(i)    Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;

provided, however, that “Debt” does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of Oil and Gas Properties or with respect to appeal bonds, (ii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than one hundred twenty (120) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iii) endorsements of negotiable instruments for deposit or collection. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship, bankruptcy or become the subject of a Bail-In

Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as, in any such case, such actions or facts do not result in or provide such Lender or Person controlling such Lender (including any Governmental Authority) with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt of the type described in clause (a) of the definition thereof or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia, provided that a Subsidiary of a Foreign Subsidiary is not a Domestic Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date RP and Debt Repayment” means a Restricted Payment in the form of a cash dividend made by the Borrower to Holdco on the Effective Date in an aggregate amount not to exceed $87,500,000, the proceeds of which shall be applied by Holdco on the Effective Date to repay and satisfy all obligations of Holdco and its Subsidiaries under the Existing NPA.

“Elected Commitments” means (a) on the Effective Date, $101,000,000, and (b) at any time thereafter, an amount determined in accordance with Section 2.07(f).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements to the extent pertaining in any way to the environment, environmental health and safety, the protection or reclamation of environmental resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, operations, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which could reasonably be expected to cause the Borrower, any Subsidiary or an ERISA Affiliate any liability under Title IV of ERISA (other than for PBGC premiums that are not past due).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:

(a)    Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (c) that is not a statutory Lien arising by operation of law does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the Property subject thereto;

(d)    Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of the Property subject thereto;

(e)    Liens arising solely by virtue of any statutory or common law provision related to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(f)    (i) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto, and (ii) Immaterial Title Deficiencies;

(g)    Liens on cash or securities pledged to secure (either directly or indirectly by securing letters of credit that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;

(h)    judgment and attachment Liens not giving rise to an Event of Default under Section 10.01(k);

(i)    Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees;

(j)    zoning or other restrictions that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(k)    title and ownership interests of lessors (including sub-lessors, but excluding any lessors under Capital Leases) of Property leased by such lessors to the Borrower or to any Restricted Subsidiary, Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which Borrower’s or such Restricted Subsidiary’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of the Borrower or of any Restricted Subsidiary and do not encumber Property of any Borrower or any Restricted Subsidiary other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; and

(l)    Liens of licensors of software and other intangible Property licensed by such licensors to the Borrower and/or to any Restricted Subsidiary, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s and/or such Restricted Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Restricted Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not encumber Property of the Borrower or of any Restricted Subsidiary other than the software and other intangible Property that is the subject of such licenses;

provided, that (i) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Borrower or any Subsidiary or (iii) cash constituting purchase price deposits held in escrow by or on behalf of the Borrower or any Subsidiary pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary and (c) other Deposit Accounts, Securities Accounts and Commodities Accounts so long as the aggregate balance of all such Deposit Accounts, Securities Accounts and Commodities Accounts does not at any time exceed $1,000,000.

“Excluded Swap Obligations” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Indebtedness in respect of any Swap Agreement or any other “swap”, as defined in section 1(a)(47) of the Commodity

Exchange Act if, and solely to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Indebtedness (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such Indebtedness. If any Indebtedness in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or the Issuing Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(f) and (g) and (d) any Taxes imposed under FATCA.

“Existing NPA” means that certain $200,000,000 Note Purchase Agreement dated as of February 16, 2018, by and among Holdco, as issuer, Fortis Minerals Holdings, LLC, as parent, U.S. Bank National Association, as agent, and the holders party thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding anything in this definition to the contrary, the “Federal Funds Effective Rate” shall be deemed not to be less than zero at any time.

“Fee Letter” means that certain fee letter, dated as of the date hereof, among the Borrower, the Arranger and the Administrative Agent.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, vice president of finance, treasurer, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means, for any Person, a balance sheet and statements of operations, members’ equity and cash flows (with all consolidated Financial Statements prepared in accordance with GAAP, subject, where appropriate, to normal year-end adjustments and the absence of footnotes).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) any regulations promulgated under any of the foregoing.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fortis I Entities” means the collective reference to Fortis Minerals, LLC, Fortis Sooner Trend, LLC, Chisos Minerals, LLC and Chisos Land, LLC, and any subsidiary of any of the foregoing.

“Fortis II Entities” means the collective reference to Fortis Minerals II, LLC and FM2 STM, LLC, and any subsidiary of any of the foregoing.

“Fortis Incentive Holdings, LLC” means Fortis Incentive Holdings, LLC, a Delaware limited liability company.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by the Borrower, the other Credit Parties from time to time party thereto and the Administrative Agent in substantially the form of Exhibit F (or otherwise in form and substance satisfactory to the Administrative Agent) unconditionally guarantying on a joint and several basis the payment of the Indebtedness, and granting Liens and a security interest on the Credit Parties’ personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Guarantors” means any Domestic Subsidiary that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and a “Grantor” (as such terms are defined in the Guarantee and Collateral Agreement) and guarantees the Indebtedness (including pursuant to Section 6.01(g) and Section 8.14(b)). On the Effective Date, the following Restricted Subsidiaries are Guarantors: Fortis Minerals, LLC, Fortis Sooner Trend, LLC, Chisos Minerals, LLC, Chisos Land, LLC, Fortis Minerals II, LLC, and FM2 STM, LLC.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness owing to such Lender under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdco” means Fortis Minerals Intermediate Holdings, LLC, a Delaware limited liability company.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Borrower and its Restricted Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish by more than 2% the total value of the Proved Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.

“Increase Effective Date” has the meaning assigned to such term in Section 2.07(f)(ii).

“Increase Notice” has the meaning assigned to such term in Section 2.07(f)(ii).

“Indebtedness” means (a) any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, including all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) all Secured Swap Obligations; (c) all Secured Bank Products Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that Excluded Swap Obligations of any Credit Party shall in any event be excluded from “Indebtedness” owing by such Credit Party. Without limitation of the foregoing, the term “Indebtedness” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of

Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Bank Products Agreement.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 12.03(b).

“Information” shall have the meaning assigned to such term in Section 12.11.

“Initial Reserve Report” means, collectively, the reports prepared by the Borrower’s internal reserve engineering staff and dated as of January 9, 2019 and January 18, 2019, in each case with respect to the Oil and Gas Properties of the Credit Parties as of January 1, 2019.

“Intercreditor Agreement” means that certain Collateral Proceeds Sharing Agreement dated as of the date hereof, by and among the Administrative Agent, Fortis Incentive Holdings, LLC, the Borrower and the Fortis I Entities.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any contribution of capital to such Person; (b) the making of any deposit with, or advance or loan to, assumption of Debt of, purchase or other acquisition of any other Debt of, or other extension of credit to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other surety obligation with respect to, any Debt of any other Person; provided, in each case that accounts receivable arising in the ordinary course of business do not constitute Investments.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, the lesser of (a) $5,000,000 and (b) the Borrowing Base then in effect.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Certificate” has the meaning assigned to such term in Section 2.07(f)(ii).

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.03(b), with respect to any Eurodollar Borrowing for any Interest Period, the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company (or any successor to or substitute for such service, providing rate quotations comparable to such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent (or any Affiliate of the Administrative Agent) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding anything in this definition to the contrary, the “LIBO Rate” shall be deemed not to be less than zero at any time. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03(b), in the event that a Replacement Rate with respect to the LIBO Rate is implemented, then all references herein to the LIBO Rate shall be deemed references to such Replacement Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Oil and Gas Properties, and (c) to the extent securing such an obligation or claim, any interest in Property in the form of an easement, restriction, servitude, permit, condition, covenant, exception or reservation. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement in respect of commodities, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement, or the amendment of any such Swap Agreement, including any sale, assignment, or other transfer of Equity Interests in any Restricted Subsidiary that is a party to any Swap Agreement to a party that is not the Borrower or a Restricted Subsidiary; provided that none of the following shall constitute a Liquidation: (a) any transfer (by novation or otherwise) of a Swap Agreement from the Borrower or any Restricted Subsidiary to the Borrower or any

Restricted Subsidiary, (b) any assignment or novation of a Swap Agreement from the existing counterparty to an Approved Counterparty, with the Borrower or any Restricted Subsidiary being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Swap Agreement at the end of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Swap Agreements of the Borrower or any Restricted Subsidiary with one or more Swap Agreements with the Borrower or any Restricted Subsidiary covering Hydrocarbons of the type that were hedged pursuant to such replaced Swap Agreement(s) and with notional volumes, prices and tenors not less favorable to the Borrower or the applicable Restricted Subsidiary as those set forth in such replaced Swap Agreement(s) and without cash payments (other than transaction expenses) to the Borrower or any Restricted Subsidiary in connection therewith. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidation Value” means any reduction in the value of the Borrowing Base attributed to any Liquidation of any Swap Agreement, as determined by the Administrative Agent and approved by the Required Lenders.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Borrower dated as of February 14, 2019, as further amended from time to time in accordance with Section 9.17.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter and the Intercreditor Agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of five percent (5%) of the Borrowing Base then in effect.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their obligations, taken as a whole, under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of, or benefits available to, taken as a whole, the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Debt” means Debt (other than the Loans and reimbursement obligations in respect of Letters of Credit) or obligations in respect of one or more Swap Agreements, in either case, of any one or more of the Borrower and its Restricted Subsidiaries, in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any disposition of Property or series of related dispositions of Properties that yields gross proceeds to the Borrower or any of its Consolidated Restricted Subsidiaries in excess of five percent (5%) of the Borrowing Base then in effect.

“Maturity Date” means February 14, 2024.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms of any Mortgage.

“Mortgages” means the mortgages and deeds of trust described or referred to in Exhibit E, and any other mortgages or deeds of trust burdening real or immovable property that are now or hereafter executed and delivered by the Borrower or any Restricted Subsidiary as security for the payment or performance of the Indebtedness, as such mortgages or deeds of trust may be amended, modified, supplemented or restated from time to time.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that does not approve (a) any amendment, waiver or consent of or under any Loan Document that requires the approval of all Lenders or all affected Lenders in accordance with Section 12.02 (other than any Proposed Borrowing Base that would increase the then-current Borrowing Base) and has been approved by the Required Lenders or (b) any Proposed Borrowing Base that would increase the then-current Borrowing Base that has been approved by (i) if there are less than three Lenders at such time, all Non-Defaulting Lenders, and (ii) if there are three or more Lenders at such time (A) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least eighty percent (80%) of the Aggregate Maximum Credit Amounts and (B) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at eighty percent (80%)

of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Fortis I Entities” means the collective reference to the Borrower and any Subsidiary that is not a Fortis I Entity.

“Non-Renewal Notice Date” has the meaning assigned to such term in Section 2.08(c)(ii).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; and (f) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Borrower and its Restricted Subsidiaries, as the context requires.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Permitted Holders” means EnCap Energy Capital Fund X, L.P., any other fund or investment entity managed or administered by EnCap Investments, L.P. or any of its Affiliates; provided that in no event will any portfolio company of any Permitted Holder be included in the definition of “Permitted Holders”.

“Permitted Lien” means Excepted Liens and any other Liens permitted under Section 9.03.

“Permitted Tax Distributions” means any tax distributions permitted under Section 5.3 of the LLC Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Non-Producing Reserves” or “PDNP Reserves” means “proved developed non-producing oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Proved Developed Producing Reserves” or “PDP Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed.

“Proved Reserves” or “Proved” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the SPE in its standards and guidelines.

“Proved Undeveloped Reserves” or “PUD Reserves” means “proved undeveloped oil and gas reserves” as such term is defined by the SPE in its standards and guidelines.

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business; provided, however, that such Debt is incurred no later than 120 days after such acquisition or the completion of such construction or improvement.

“Qualified ECP Counterparty” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guarantee of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Replacement Rate” has the meaning assigned to such term in Section 3.03(b).

“Required Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and (ii) at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, any President, or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rolling Period” means for the fiscal quarter ending on June 30, 2019 and for each fiscal quarter thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Bank Products Agreement” means a Bank Products Agreement between (a) the Borrower or any Restricted Subsidiary (or any Subsidiary that entered into such Bank Products Agreement while it was a Restricted Subsidiary) and (b) a Secured Bank Products Provider.

“Secured Bank Products Obligations” means any and all amounts and other obligations owing by the Borrower or any Restricted Subsidiary to any Secured Bank Products Provider under any Secured Bank Products Agreement.

“Secured Bank Products Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, but only for so long as such Person is a Lender, Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Secured Bank Products Providers and Secured Swap Providers, and “Secured Party” means any of them individually.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Restricted Subsidiary (or any Subsidiary that entered into such Swap Agreement while it was a Restricted Subsidiary) and any Secured Swap Provider.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Provider under any Secured Swap Agreement; provided that the Secured Swap Obligations of any Credit Party shall not include the Excluded Swap Obligations of such Credit Party.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender; provided, that (x) any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Swap Provider with respect to any Swap Agreement (or transactions under any Swap Agreement) that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender, and (y) any Person that assigns a Swap Agreement as contemplated in clause (b) of this definition shall cease to be a Secured Swap Provider with respect to such Swap Agreement to the extent of such assignment.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Instruments” means the Mortgages, the Guarantee and Collateral Agreement, the Account Control Agreements, UCC financing statements and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other Mortgages, UCC financing statements, agreements or instruments, now or hereafter executed and delivered by, the Borrower, any Guarantor, or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) to guarantee or provide security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, in each case, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.

“Solvency Certificate” a solvency certificate signed by a Financial Officer in substantially the form of Exhibit J hereto.

“SPE” means the Society of Petroleum Engineers.

“Specified Current Asset Equity Contribution” means any direct or indirect Investment in the Borrower to cure a breach of Section 9.01(b) pursuant to Section 10.03 (and designated in writing at or about the time made as being a Specified Current Asset Equity Contribution) in cash in the form of a capital contribution to the Borrower or the purchase of common Equity Interests issued by the Borrower (or other Equity Interests issued by the Borrower and reasonably acceptable to the Administrative Agent, but not Disqualified Capital Stock). For the avoidance of doubt, if the proceeds of any loan made by the Borrower to any employee, officer or director of the Borrower pursuant to Section 9.05(e) are paid to or retained by the Borrower to fund such employee’s, officer’s or director’s purchase of Equity Interests in the Borrower, such purchase of Equity Interests shall not constitute a Specified Current Asset Equity Contribution.

“Specified EBITDAX Equity Contribution” means any direct or indirect Investment in the Borrower to cure a breach of Section 9.01(a) pursuant to Section 10.03 (and designated in writing at or about the time made as being a Specified EBITDAX Equity Contribution) in cash in the form of a capital contribution to the Borrower or the purchase of common Equity Interests issued by the Borrower (or other Equity Interests issued by the Borrower and reasonably acceptable to the Administrative Agent, but not Disqualified Capital Stock). For the avoidance of doubt, if the proceeds of any loan made by the Borrower to any employee, officer or director of the Borrower pursuant to Section 9.05(e) are paid to or retained by the Borrower to fund such employee’s, officer’s or director’s purchase of Equity Interests in the Borrower, such purchase of Equity Interests shall not constitute a Specified EBITDAX Equity Contribution.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Swap Agreement shall be a separate Swap Agreement for the purposes of this Agreement. Notwithstanding the foregoing, solely for purposes of Section 9.16, the term “Swap Agreement” shall be deemed to exclude any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither the Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means, at any time, an amount equal to the greater of (a) $5,000,000 and (b) five percent (5%) of the Borrowing Base then in effect.

“Transactions” means, (a) (i) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Instruments and (ii) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness under the Guarantee and Collateral Agreement by such Guarantor and the grant by such Guarantor of Liens on the Collateral pursuant to the Security Instruments, and (b) the Effective Date RP and Debt Repayment.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Secured Party’s Lien on any Collateral.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.14 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.18.

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; and provided, further, that for purposes of such covenant compliance all leases by the Borrower and its Subsidiaries shall continue to be accounted for as operating leases or capital leases in accordance with generally accepted accounting principles as in effect on the Effective Date without regard to any future effectiveness of ASC 842. In the event that any Accounting Changes shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then at the Borrower’s or Administrative Agent’s request, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the application of this Agreement to the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01 and the components of each of such ratios, all Unrestricted Subsidiaries and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or cash distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

Section 1.06    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or clause (c) of the definition of “Alternate Base Rate”.

Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. Upon request of any Lender, the Loans made by such Lender shall be evidenced by a Note, and, (i) in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, (ii) in the case of any Additional Lender that becomes a party hereto in connection with an increase in the Elected Commitments pursuant to Section 2.07(f), such Note shall be dated as of the Increase Effective Date or (iii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, in each case, payable to such Lender or it registered assigns in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b), or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against the return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, in writing or by e-mail (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such Borrowing Request made by telephone, in writing or by e-mail shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent (or other communication in writing acceptable to the Administrative Agent) of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing;

(b)    the date of such Borrowing, which shall be a Business Day;

(c)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e)    the amount of the then effective Borrowing Base and the then effective Elected Commitments, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(f)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (i) the Aggregate Maximum Credit Amounts, (ii) the then effective Borrowing Base and (iii) the then effective Elected Commitments).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent (or other communication in writing acceptable to the Administrative Agent) of a written Interest Election Request in substantially the form of Exhibit C (or such other form as may be agreed to by the Administrative Agent and the Borrower) and signed by the Borrower.

(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to one or more accounts designated by the Borrower in the applicable Borrowing Request; provided that (i) ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) with respect to any such accounts designated by the Borrower that are not owned by a Credit Party, such designation shall in all respects be subject to any know-your-customer requirements applicable to the Administrative Agent. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments or (2) the Aggregate Maximum Credit Amounts would be less than $15,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0) and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Elected Commitments, the Elected Commitments shall be automatically reduced without any further action (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by timely notice to the Administrative Agent) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07    Borrowing Base.

(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $107,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments in between Scheduled Redeterminations from time to time pursuant to Section 2.07(e), Section 8.13(c) or Section 8.20.

(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined (i) during the calendar year 2019, on a quarterly basis and (ii) thereafter, semi-annually, in each case in accordance with this Section 2.07 (each such scheduled redetermination, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders (i) on May 1, 2019, August 1, 2019 and November 1, 2019 and (ii) thereafter, on May 1st and November 1st of each year, commencing May 1, 2020. In addition, (A) the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined two times prior to the first Scheduled Redetermination on May 1, 2019 and two times between any two successive Scheduled Redeterminations in accordance with this Section 2.07, and (B) the Borrower may elect, in addition to any such elections permitted to be made by it pursuant to the foregoing clause (A), by notifying the Administrative Agent of any acquisition of Proved Oil and Gas Properties by the Borrower or any Restricted Subsidiary with a purchase price in the aggregate of at least ten percent (10%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (each such redetermination described in clauses (A) and (B) being an “Interim Redetermination”) in accordance with this Section 2.07. For purposes of this Agreement, the determination of the Borrowing Base on the Effective Date provided for herein shall be deemed and considered to be a Scheduled Redetermination.

(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and Section 8.12(c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and Section 8.12(c) and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Proved Oil and Gas Properties as described in the Engineering Reports, the existence of any other Debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).

(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders (other than any Defaulting Lenders) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. All decisions regarding the Borrowing Base hereunder shall be made by each Lender in its sole discretion. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders (other than any Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall, subject to the restrictions in Section 12.02(b) on increasing any Lender’s Commitment, become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders (other than any Defaulting Lenders) or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders (other than any Defaulting Lenders), as applicable, and, subject to the restrictions in Section 12.02(b) on increasing any Lender’s Commitment, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base has been approved or deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on May 1st and November 1st of such year (and on August 1, 2019), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)    in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date, or the next adjustment to the Borrowing Base under Section 2.07(e), Section 8.13(c) or Section 8.20, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination, Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)    Reduction of Borrowing Base Upon Borrowing Base Property Dispositions and Liquidations. To the extent that, during any period following the most recent Redetermination Date, any Borrowing Base Property Dispositions and/or Liquidations of Swap Agreements occur since the most recent Redetermination Date (excluding, for the avoidance of doubt, any Liquidation of any Swap Agreement required by Section 9.16(b) but only to the extent that such Swap Agreement is not allocated value in the then effective Borrowing Base) with a Borrowing Base Property Value and/or Liquidation Value, individually or in the aggregate, in excess of five percent (5%) of the Borrowing Base, as established on the most recent Redetermination Date, the Borrowing Base shall be immediately reduced upon any such Borrowing Base Property Disposition and/or Liquidation by the aggregate Borrowing Base Property Value of the Proved Oil and Gas Properties subject to all such Borrowing Base Property Dispositions and/or the Liquidation Value of the Swap Agreements subject to all such Liquidations in excess of such five percent (5%) threshold, and the Borrower shall make any mandatory prepayments required under Section 3.04(c)(iii) as a result of such reduction. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver notice thereof to the Borrower and the Lenders.

(f)    Reduction/Termination of Elected Commitments; Additional Lenders; Increase in Elected Commitments.

(i)    The Borrower may from time to time by written notice to the Administrative Agent reduce or terminate the Elected Commitments; provided that (A) each reduction of the Elected Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (other than in connection with a Scheduled Redetermination or Interim Redetermination) and (B) such reduction or termination shall not become effective if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments. The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Elected Commitments under this Section 2.07(f)(i) at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof; provided that a notice of termination of the Elected Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each notice delivered by the Borrower pursuant to this Section 2.07(f)(i) shall be irrevocable. Each reduction of the Elected Commitments shall occur on the effective date of such reduction specified in such written notice and shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(ii)    (A) Subject to the conditions set forth in Section 2.07(f)(ii)(B), the Borrower may, at any time and from time to time, increase the Elected Commitments up to an amount not to exceed the then effective Borrowing Base by providing written notice of such requested increase to the Administrative Agent (an “Increase Notice”). Each such Increase Notice shall specify (x) the proposed effective date of the increase (the “Increase Effective Date”), which date shall be no earlier than ten (10) Business Days after receipt by the Administrative Agent of such Increase Notice and (y) the amount of such requested increase to the Elected Commitments.

(B)    Any increase in the Elected Commitments shall be subject to the following additional conditions:

(1)    such increase shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (or such lesser amount up to the Borrowing Base), unless in each case the Administrative Agent otherwise consents to a lesser amount;

(2)    both immediately before and immediately after giving effect to such increase and any Borrowing made on the date of such increase, no Default, Event of Default or Borrowing Base Deficiency exists or would exist;

(3)    the Borrower shall have paid to the Administrative Agent, the Arranger and the Lenders all fees and other amounts due and payable on or prior to the effective date of such increase (including in connection with such increase);

(4)    immediately after giving effect to such increase, the Elected Commitments do not exceed the Borrowing Base then in effect;

(5)    no Lender shall be obligated to provide any portion of such increase in the Elected Commitments (it being understood that any Lender’s decision to agree to participate in such increase shall be made in its sole and absolute discretion and only with such Lender’s prior written consent);

(6)    the Borrower may seek commitments in respect of such increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from one or more additional banks or financial institutions with the prior written consent of each of the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) (“Additional Lenders”);

(7)    Each existing Lender or Additional Lender that agrees to provide any portion of such increase shall evidence its agreement by executing and delivering to the Borrower and the Administrative Agent a certificate substantially in the form of Exhibit I hereto (a “Lender Certificate”); and

(8)    the Administrative Agent shall have received Lender Certificates with commitments in an aggregate amount equal to the requested increase to the Elected Commitments as specified in the Increase Notice (or such lesser amount as the Borrower may elect in its sole discretion).

(C)    Subject to the satisfaction of the conditions specified in Section 2.07(f)(ii)(B), the requested increase to the Elected Commitments shall become effective on the Increase Effective Date, and upon such effectiveness: (1) the Elected Commitments automatically without further action by the Borrower, the Administrative Agent, the Issuing Bank or any Lender shall be increased by an amount equal to the aggregate amount indicated in the executed Lender Certificates; (2) the Aggregate Maximum Credit Amounts of the Lenders will be reallocated so that after giving effect to the increase to the Elected Commitments, each Lender will hold a Maximum Credit Amount equal to the Aggregate Maximum Credit Amounts multiplied by the ratio of such Lender’s portion of the Elected Commitments after giving effect to such increase to the total Elected Commitments; and (3) each Additional Lender that has executed and delivered to the Administrative Agent a Lender Certificate in connection with such increase shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents. The Administrative Agent, the Lenders and the Borrower hereby consent and agree to such reallocation. On the Increase Effective Date, the Administrative Agent shall distribute to the Borrower and the Lenders (including each Additional Lender) a revised Annex I to this Agreement, which shall set forth the Maximum Credit Amount and the Applicable Percentage of each Lender after giving effect to such reallocation, and such revised Annex I shall amend and restate and supersede and replace Annex I to this Agreement as in effect immediately prior to the Increase Effective Date. With respect to such reallocation, each Lender shall be deemed to have acquired the Maximum Credit Amount and Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption, as if the Lenders had executed an Assignment Agreement with respect to such allocation. On the Increase Effective Date, the Administrative Agent shall take the actions specified in Section 12.04(b)(v), including recording the assignments described herein in the Register, and such assignments shall be effective for purposes of this Agreement. Notwithstanding Section 12.04(b)(ii)(C), no Person shall be required to pay a processing and recordation fee of $3,500 to the Administrative Agent in connection with such assignments. If, on the Increase Effective Date, any Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 5.02 in connection with the reallocation of such outstanding Eurodollar Loans to effectuate the provisions of this paragraph.

(iii)    Notwithstanding anything herein to the contrary, contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Elected Commitments ratably among the Lenders and (B) each Lender has consented to such ratable increase in the Elected Commitments, then the Elected Commitments shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the conditions set forth in Section 2.07(f)(ii)(B)) without the requirement that any Lender deliver a Lender Certificate.

(iv)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Elected Commitments, the Elected Commitments shall be automatically reduced without any further action (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base.

Section 2.08    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof or if the total Revolving Credit Exposures would exceed the total Commitments after giving effect to such issuance, amendment, renewal or extension. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then effective Borrowing Base and the then effective Elected Commitments and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the least of (A) the Aggregate Maximum Credit Amounts, (B) the then effective Borrowing Base and (C) the then effective Elected Commitments). No letter of credit issued by the Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by the Borrower contained in the foregoing clauses (x) and (y) are true and correct.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c)    Expiration Date.

(i)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (B) the date that is five Business Days prior to the Maturity Date.

(ii)    If the Borrower so requests in any request for a Letter of Credit, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such renewal and (B) the date that is five Business Days prior to the Maturity Date; provided that the Issuing Bank shall not permit any such renewal if (1) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.08(f) or otherwise), or (2) it has received notice on or before the day that is two Business Days before the Non-Renewal Notice Date, from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 are not then satisfied.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make any payment in respect of any LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or such other communication in writing acceptable to the Administrative Agent) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash or Cash Equivalents equal to 100% of, (A) in the case of an Event of Default, the LC Exposure, (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such collateral account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such collateral account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)    Defaulting Lenders. If, at any time, a Defaulting Lender exists hereunder, then, within one (1) Business Day following the written request of the Issuing Bank, the Borrower shall cash collateralize the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.09(a)(iv) and any cash collateral provided by such Defaulting Lender) with respect to the Defaulting Lender in an amount equal to the lesser of (x) the amount of such Fronting Exposure and (y) an amount otherwise agreeable to the Issuing Bank and the Administrative Agent in their sole discretion.

(i)    Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for (A) in the case of the Defaulting Lender, the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below and (B) in the case of the Borrower, its obligations hereunder to reimburse the LC Exposure for which such Defaulting Lender is obligated as a participant. Borrower or such Defaulting Lender, as applicable, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent, for the benefit of the Issuing Bank, a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the amount required above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided by a Defaulting Lender under this Section 2.08(k) or Section 2.09 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)    Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.08(k) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.09, (x) the Issuing Bank may determine in its sole discretion that cash collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and the Issuing Bank may agree that cash collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to any other security interest granted pursuant to the Loan Documents.

(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.09    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders” and “Required Lenders”.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.09(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.09(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.08(k).

(C)    With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to sub-clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Maximum Credit Amount) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment then in effect. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.09(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) has occurred and is continuing, then all outstanding principal, fees and other obligations under any Loan Document shall automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to (A) in the case of principal, such Loans as provided in Section 3.02(a) or Section 3.02(b), as applicable or (B) in the case of fees and other obligations, ABR Loans as provided in Section 3.02(a) (including, in each case, the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent, or (ii) if any Event of Default occurs (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)), then at the election of the Majority Lenders (or the Administrative Agent at the direction of Majority Lenders), all outstanding principal, fees and other obligations under any Loan Document shall bear interest at a rate per annum of two percent (2%) plus the rate applicable to (A) in the case of principal, such Loans as provided in Section 3.02(a) or Section 3.02(b), as applicable or (B) in the case of fees and other obligations, ABR Loans as provided in Section 3.02(a) (including, in each case, the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, or if no demand has been made, on each Interest Payment Date, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest.

(a)    Unless and until a Replacement Rate is implemented in accordance with Section 3.03(b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(ii)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or, at the election of the Borrower with the consent of the Majority Lenders, at an alternate rate of interest determined by the Majority Lenders that represents their cost of funds.

(b)    Notwithstanding anything to the contrary in Section 3.03(a), if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.03(a)(i) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.03(a)(i), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Majority Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.03(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, a written notice signed by the Majority Lenders stating that such Lenders object to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lenders object). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this Section 3.03(b), the Replacement Rate shall be applied in a manner consistent with market practice.

Section 3.04    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or such other communication in writing acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)    Mandatory Prepayments.

(i)    If, after giving effect to any termination or reduction of (A) the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (B) the Elected Commitments pursuant to Section 2.07(f)(i), the total Revolving Credit Exposures exceed the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount of cash equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)    Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(e)) or Section 8.13(c), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall eliminate such Borrowing Base Deficiency by electing to (w) prepay the Borrowings and/or deposit cash collateral in an aggregate principal amount equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base, (x) repay such Borrowing Base Deficiency in six (6) equal and consecutive monthly installments, the first installment being due and payable thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base, and each subsequent installment being due and payable on the same day in each of the five (5) subsequent calendar months, (y) grant to the Administrative Agent as security for the Indebtedness a first priority Lien on additional Oil and Gas Properties that were not evaluated in the most recently delivered Reserve Report or other collateral, in each case, acceptable to the Required Lenders in their sole discretion (and the Borrower shall furnish to the Administrative Agent title information with respect thereto acceptable to the Administrative Agent), pursuant to Security Instruments acceptable to the Administrative Agent, sufficient to increase the Borrowing Base by an amount at least equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base or (z) effect any combination of the foregoing clauses (w), (x) and (y) in amounts necessary to eliminate such Borrowing Base Deficiency; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower shall make such election in writing to the Administrative Agent within thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base. In the event the Borrower fails to provide such written notice to the Administrative Agent within the thirty (30) day period referred to above, the Borrower shall be deemed to have irrevocably elected the option set forth in clause (x) above. The failure of the Borrower to comply with any of the options elected (including any deemed election) pursuant to the provisions of this Section 3.04(c)(ii) and specified in such notice (or relating to such deemed election) shall constitute an Event of Default. If a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, the Borrower shall deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j).

(iii)    Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e) or Section 8.20, if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral (x) with respect to any adjustment pursuant to Section 2.07(e), on or prior to the first Business Day after the date on which the applicable Borrowing Base Property Disposition or Liquidation occurs or (y) with respect to any adjustment pursuant to Section 8.20, on the date the Borrowing Base reduction occurs; provided that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.

(iv)    If, at any time, the total Revolving Credit Exposures exceeds the Elected Commitments then in effect, then the Borrower shall immediately (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).

(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05    Fees.

(a)    Commitment Fees. Except as otherwise provided in Section 2.09(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 3.05(a)). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed any applicable Highest Lawful Rate, in which case participation and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(d)    Elected Commitments Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, an Elected Commitments increase fee in an amount to be set forth in a separate written agreement on the amount of any increase of the Elected Commitments above the highest previous Elected Commitments in effect during the term of this Agreement, payable on the effective date of any such increase to the Elected Commitments.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing

Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, then, subject to Section 10.02(c), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participations as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 4.02 or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clauses (a) and (b) above, in any order as determined by the Administrative Agent in its discretion. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04    Collection of Proceeds of Production. The Security Instruments comprised of deeds of trust and mortgages contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the terms of any such assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Administrative Agent and the Lenders will instead permit such proceeds to be paid to and retained by the Borrower and the Guarantors and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and such Guarantors.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01    Increased Costs.

(a)    Eurodollar Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank or such other Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time, upon receipt of a certificate described in the following subsection (c), the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 5.03    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable Withholding Agent shall be required by applicable law (as determined in the good faith discretion of such applicable Withholding Agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.03(a)), the Recipient, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of such Recipient, shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; and

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under Section 5.03(f) or Section 5.03(g), expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    FATCA. If a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Status of Administrative Agent. On or prior to the date of this Agreement, Wells Fargo Bank, National Association, shall (and any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder), deliver to the Borrower two copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI or IRS Form W8BEN-E (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA. The Administrative Agent agrees that if any such form or certification previously delivered expires or becomes obsolete, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so. The Borrower shall not be required to gross up or indemnify the Administrative Agent for any Taxes imposed on payments made pursuant to any Loan Document to the Administrative Agent for its own account that are attributable to the failure to comply with this Section 5.03(h) and such Taxes shall be treated as Excluded Taxes with respect to the Administrative Agent for all purposes of this Agreement.

(i)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Administrative Agent, any Lender or the Issuing Bank, shall repay to the Administrative Agent, such Lender or the Issuing Bank the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(i), in no event will the Administrative Agent, any Lender or the Issuing Bank be required to pay any amount to the Borrower pursuant to this Section 5.03(i) to the extent such payment would place the Administrative Agent, such Lender or the Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or the Issuing Bank would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j)    Applicable Law. For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(k)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04    Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05    Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or Proposed Borrowing Base. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.06    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent, the Arranger and the Lenders shall have received all fees and amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least one Business Day prior to the date hereof, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent).

(b)    The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each of the Credit Parties setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of each such Credit Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of each such Credit Party who are authorized to sign the Loan Documents to which such Credit Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreements and certificates of formation (or equivalent organizational documents) of each such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)    The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each of the Credit Parties.

(d)    The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, certifying that (i) the representations and warranties of the Borrower in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (to the extent so qualified) shall be true and correct in all respects, (ii) no Default or Event of Default then exists and (iii) the Borrower has received all consents and approvals required by Section 7.03.

(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall (i) be reasonably satisfied that the Security Instruments create (or will upon recording create) first priority, perfected Liens (subject only to Permitted Liens) on at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Instruments and (ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Restricted Subsidiary, to the extent such Equity Interests are certificated.

(h)    The Administrative Agent shall have received an opinion of (i) Vinson & Elkins LLP, special counsel to the Borrower and the other Credit Parties and (ii) Kiefaber & Oliva, LLP, local counsel to the Borrower and the other Credit Parties, each in form and substance reasonably satisfactory to the Administrative Agent.

(i)    The Administrative Agent shall have received certificates of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12.

(j)    The Administrative Agent shall have received title information satisfactory to it as the Administrative Agent may reasonably require with respect to the status of title to at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the Initial Reserve Report.

(k)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c) (subject to certain revisions applicable to the Initial Reserve Report reasonably acceptable to the Administrative Agent).

(l)    The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of each of the Borrower and the Restricted Subsidiaries in its jurisdiction of organization and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Permitted Liens.

(m)    The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have requested including to the extent requested information regarding litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, contingent liabilities and other legal matters of the Borrower and its Subsidiaries.

(n)    The capitalization structure and equity ownership of each Credit Party after giving effect to the Transactions shall be satisfactory to the Administrative Agent in all respects.

(o)    The Administrative Agent shall have received evidence that Fortis Minerals Holdings, LLC, the indirect parent of the Borrower, has undrawn capital commitments from the holders of its Equity Interests in an amount equal to $163,909,722.

(p)    To the extent requested by the Lenders or the Administrative Agent on or prior to the Effective Date, the Administrative Agent and the Lenders shall have received from the Credit Parties, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(q)    The Administrative Agent shall have received a Solvency Certificate, duly executed by a Financial Officer and dated as of the Effective Date.

(r)    The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Effective Date RP and Debt Repayment has been (or contemporaneously with the initial funding on the Effective Date is being) consummated, (ii) all loans and other amounts owing under the Existing NPA have been (or contemporaneously with the Effective Date are being) repaid in full and all commitments thereunder have been terminated or cancelled, (iii) all Liens on the Properties of Holdco, the Borrower and the Restricted Subsidiaries associated with the Existing NPA have been released or terminated, subject only to the filing of applicable terminations, releases or assignments and (iv) after giving effect to the Transactions on the Effective Date, neither Holdco, the Borrower nor any of its Restricted Subsidiaries shall have any outstanding Debt for borrowed money.

(s)    The Administrative Agent shall have received from each party thereto counterparts (in such number as may be requested by the Administrative Agent) of the Intercreditor Agreement signed on behalf of such party.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston, Texas time, on February 15, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, in which case such representation and warranty (to the extent so qualified) shall be true and correct in all respects.

(c)    The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement and no litigation shall be pending or threatened in writing, which does or, with respect to any such threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(d)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through Section 6.02(c).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01    Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the limited liability company agreements, charter, bylaws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Debt binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders (i) unaudited Financial Statements for the Fortis I Entities for the fiscal quarter ending September 30, 2018, (ii) unaudited Financial Statements for the Fortis II Entities for the fiscal quarter ending September 30, 2018, (iii) a pro forma statement of capitalization of the Borrower, after giving effect to the making of the initial Loans hereunder, the application of the proceeds thereof and to the Transactions contemplated to occur on the Effective Date and (iv) financial projections for the Borrower and its Consolidated Restricted Subsidiaries dated as of the Effective Date. The financial statements in clauses (i) and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Fortis I Entities and the Fortis II Entities, respectively, in each case on a consolidated basis as of such dates and for such periods covered thereby in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. The statement of capitalization and financial projections described in clauses (iii) and (iv) present fairly, in all material respects, the projected financial position and results of operations and cash flows of the Borrower and its Consolidated Restricted Subsidiaries as of such dates and for such periods, and such projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made available to the Lenders, it being understood that such projections are not to be viewed as facts and that actual results may vary materially from such projections and that the Borrower makes no representation that such projections will be realized.

(b)    Since February 1, 2019, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor any Restricted Subsidiary has on the date hereof, after giving effect to the Transactions, any material Debt (including Disqualified Capital Stock) or any contingent liabilities, material off-balance sheet liabilities or partnerships, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that, in each case, would be required by GAAP to be reflected in audited financial statements, except as referred to or reflected or provided for in written information provided by Borrower to Administrative Agent and the Lenders prior to the date hereof.

Section 7.05    Litigation.

(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve the validity or enforceability of any Loan Document or the Transactions (including any provision relating to the Credit Parties’ obligations to repay the Indebtedness or any provision relating to the validity or perfection of any Lien created by any Loan Document).

(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06    Environmental Matters. Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)    the Borrower and the Subsidiaries have obtained, to the extent necessary, all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)    there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d)    none of the Properties of the Borrower or any Subsidiary contain or have contained any hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)    there has been no Release of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties; there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties; and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)    none of the Borrower or any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g)    there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or any Subsidiary’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h)    the Borrower and its Subsidiaries have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) requested by the Administrative Agent that are in the Borrower’s or any Subsidiary’s possession or control, that have been prepared within the five (5) years preceding the date of this Agreement and relate to the Borrower’s or any Subsidiary’s Properties or operations thereon.

Section 7.07    Compliance with the Laws and Agreements; No Defaults.

(a)    Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or such

Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c)    No Default has occurred and is continuing.

Section 7.08    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income Tax returns, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than an Excepted Lien) has been filed and, to the knowledge of the Borrower, no material claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10    ERISA. Except for any of the following matters that could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)    Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability; and

(b)    Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has at any time in the six-year period preceding the date hereof sponsored, maintained, contributed to or been required to contribute to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11    Disclosure; No Material Misstatements.

(a)    Taken as a whole, the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date such information is dated or certified; provided that (a), with respect to projected financial information, pro forma financial information, prospect information, geological and geophysical data, Reserve Reports and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties, the Borrower represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein, provided that (i) with respect to any Reserve Report prepared by one or more Approved Petroleum Engineers, the Borrower represents only that it exercised due care in furnishing information to such Approved Petroleum Engineers so that they could prepare such Reserve Report, and that such information was not misleading and did not fail to take into account material information known to the Borrower regarding the matters reported therein, and (ii) it is understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)    As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects

Section 7.12    Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent has been named as additional insured in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee with respect to Property loss insurance covering the Collateral pursuant to the Security Instruments.

Section 7.13    Restriction on Liens. Neither the Borrower nor any Restricted Subsidiary is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Borrower or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances to the Borrower or any Restricted Subsidiary, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.14.

Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as promptly disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries. Each Subsidiary listed in Schedule 7.14 is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary therein.

Section 7.15    Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Fortis Minerals Operating, LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 7263942 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(k)).

Section 7.16    Properties; Titles, Etc.

(a)    Except for Immaterial Title Deficiencies, each of the Borrower and the Restricted Subsidiaries has good and defensible title to its respective Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Permitted Liens. After giving full effect to the Excepted Liens (including Immaterial Title Deficiencies), the Borrower or the Restricted Subsidiary specified as the owner owns at least the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiaries’ net revenue interest in such Property or the revenues therefrom.

(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d)    All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are maintained in accordance with prudent business standards.

(e)    The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, with respect to the Proved Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries (a) operated by the Borrower or any Restricted Subsidiary, such Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and (b) operated by a third party, the Borrower and its Restricted Subsidiaries have used commercially reasonable efforts to cause such Properties to be so maintain, operated and developed. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Proved Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) the wells comprising a part of the Proved Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary are producing only from such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) in which the Borrower or such Restricted Subsidiary owns an interest. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being or, in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Borrower is using its commercially reasonable efforts to cause such items to be, and to the Borrower’s knowledge such items are, maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net aggregate basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding the greater of (a) 500,000 mcf and (b) 2.5% of the aggregate annual production of gas from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries during the most recent calendar year (on an mcf equivalent basis).

Section 7.19    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or hereafter either promptly disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment, for the sale of production from the Borrower’s and its Restricted Subsidiaries’ Hydrocarbons (including, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months.

Section 7.20    Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(g), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, effective date, term or termination date and notional amounts or volumes), all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.

Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to refinance existing Debt of Holdco under the Existing NPA, (b) to provide working capital and for general company purposes, (c) for acquisitions of Oil and Gas Properties and (d) to pay related fees and expenses. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used by any Credit Party for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22    Solvency. After giving effect to the Transactions and each Borrowing made hereunder, (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate debts and liabilities (including contingent liabilities) of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it will incur, debts or liabilities beyond its ability to pay such debts and liabilities (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such debts or liabilities become absolute and mature, and (c) each of the Borrower and the Guarantors does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower and its Subsidiaries or, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.24    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 7.25    Accounts. Schedule 7.25 (as Schedule 7.25 may be amended, amended and restated, or supplemented from time to time upon delivery by the Borrower to the Administrative Agent of a supplemental schedule or an amended and restated schedule clearly marked as such) lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of the Borrower or any Restricted Subsidiary.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01    Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    Annual Audited Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, its audited consolidated Financial Statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers, or other independent public accountants of recognized national standing or which are otherwise acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated Financial Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2019, its unaudited Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    [Reserved].

(d)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the fiscal quarter ending June 30, 2019, a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in the application of GAAP to the Borrower’s financial statements has occurred since the date of the most recent financial statements previously delivered in connection with this Agreement, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e)    Annual Forecast. Not later than one hundred and twenty (120) days after the beginning of each fiscal year of the Borrower, commencing with the fiscal year beginning on January 1, 2020, an annual cash flow and capital expenditure forecast for the Borrower and its Restricted Subsidiaries for such fiscal year, including the projected monthly production of Hydrocarbons by the Borrower and its Restricted Subsidiaries and the assumptions used in calculating such projections, the projected capital expenditures to be incurred by the Borrower and its Restricted Subsidiaries and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(f)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all of the Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(g)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the fiscal quarter ending June 30, 2019, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto (other than the Loan Documents) not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(h)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from the Borrower’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.

(i)    SEC and Other Filings; Reports to Shareholders. If the Borrower or any of its Restricted Subsidiaries becomes subject to SEC requirements for public reporting, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower or any Restricted Subsidiaries to its shareholders generally, as the case may be.

(j)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt, other than this Agreement, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within fifteen (15) days prior thereto, or such shorter time as the Administrative Agent may agree to in its sole discretion) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(l)    Notice of Borrowing Base Property Dispositions and Liquidations. In the event the Borrower or any Restricted Subsidiary (i) intends to consummate any Borrowing Base Property Disposition involving Proved Oil and Gas Properties with a fair market value in excess of $5,000,000 in accordance with Section 9.11, at least three Business Days’ prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or (ii) receives any notice of early termination of any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party is Liquidated and results in cash payments to the Borrower or any Restricted Subsidiary in excess of $5,000,000, written notice, promptly thereafter, of such early termination notice or such Liquidation.

(m)    Production Report and Lease Operating Statements. On or before May 31, 2019, and concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the delivery of financial statements for the fiscal quarter ending June 30, 2019, a summary report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter, the volume of production and sales attributable to production (and the average prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(n)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Restricted Subsidiary, if such amendment, modification or supplement is material to the Lenders.

(o)    [Reserved].

(p)    Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event with respect to Property having a fair market value in excess of the Threshold Amount or the commencement of any condemnation proceeding that could reasonably be expected to result in a Casualty Event with respect to Property having a fair market value in excess of the Threshold Amount.

(q)    Opening of Accounts. Prompt written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such Deposit Account, Commodity Account or Securities Account) to the Administrative Agent of any Deposit Account, Commodity Account or Securities Account (other than an Excluded Account) intended to be opened by the Borrower or any Guarantor.

(r)    Other Requested Information. Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent (or any Lender which has requested through the Administrative Agent) may reasonably request and (ii) information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within five Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, has a reasonable probability of an adverse determination and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any Material Adverse Effect;

(d)    any action, investigation or inquiry by any Governmental Authority threatened in writing or any demand or lawsuit threatened in writing by any Person against the Borrower or its Subsidiaries or their Properties, in each case, in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles; and

(e)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04    Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its material obligations, including material Tax liabilities of the Borrower and all of its Subsidiaries, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Restricted Subsidiary.

Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each Restricted Subsidiary to, perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.

Section 8.06    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)    operate its Proved Oil and Gas Properties and other material Properties or cause such Proved Oil and Gas Properties and other material Properties to be operated in a safe and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Proved Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Proved Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities, unless the Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties and other Properties is no longer economically desirable, necessary or useful to the business of the Credit Parties or such Oil and Gas Properties or other Properties are sold, assigned or transferred in a disposition permitted by Section 9.11, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Proved Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Proved Oil and Gas Properties and other material Properties, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

To the extent the Borrower and its Restricted Subsidiaries are not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator so to comply will not constitute a Default or Event of Default.

Section 8.07    Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent (or, in the case of the non-payment of premiums, ten (10) days’ prior notice).

Section 8.08    Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent (which may include any Lender designated by the Administrative Agent), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested.

Section 8.09    Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce such policies and procedures, if any, as they reasonably deem appropriate, in light of their businesses and international activities (if any), to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10    Environmental Matters.

(a)    Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, without cost or expense to the Administrative Agent, the Arranger, the Issuing Bank and each Lender: (i) comply, and cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the

Borrower’s or its Subsidiaries’ Properties; (iv) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required of Borrower or any of its Subsidiaries under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to harmful quantities of Hazardous Materials that could reasonably be expected to cause the Borrower or its Subsidiaries to owe damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to confirm that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied.

(b)    In connection with any acquisition by any Credit Party of any Oil and Gas Property, other than an acquisition of additional interests in Oil and Gas Properties in which such Credit Party previously held an interest, to the extent any Credit Party obtains or is provided with same, the Borrower will, and will cause each other Credit Party to, promptly following any Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.

Section 8.11    Further Assurances.

(a)    The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of the Borrower or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12    Reserve Reports.

(a)    On or before April 1st and October 1st of each year, and on or before July 1, 2019, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Proved Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of the immediately preceding December 31st or June 30th (or March 31, 2019, with respect to the Reserve Report due July 1, 2019), respectively. The Reserve Report as of December 31 of each year shall be prepared (i) with respect to PDP Reserves, by one or more Approved Petroleum Engineers and (ii) with respect to PDNP Reserves and PUD Reserves, either by Approved Petroleum Engineers or by the Borrower’s internal reserve engineering staff in accordance with the procedures used in the immediately preceding December 31 Reserve Report. The Reserve Report as of June 30 of each year and March 31, 2019 shall be prepared either by Approved Petroleum Engineers or by the Borrower’s internal reserve engineering staff in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared either by Approved Petroleum Engineers or by the Borrower’s internal reserve engineering staff, in each case in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than 30 days following the receipt of such request.

(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying on behalf of the Borrower that in all material respects: (i) the Borrower acted in good faith and utilized reasonable assumptions and due care in the preparation of such Reserve Report and to its knowledge there are no statements or conclusions in such Reserve Report which are based upon or include material misleading information or fail to take into account material information known to it regarding the matters reported therein, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net aggregate basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Proved Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Proved Oil and Gas Properties have been sold since the date of the most recent Reserve Report delivered hereunder except as set forth on an exhibit to the certificate, which certificate shall list all of such Proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Proved Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.

Section 8.13    Title Information.

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information (as appropriate for the various categories of Proved Reserves) on at least seventy percent (70%) of the total value of the PDP Reserves evaluated by such Reserve Report.

(b)    If the Borrower has provided title information for additional Proved Oil and Gas Properties under Section 8.13(a) the Borrower shall, within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent in its sole discretion) after notice from the Administrative Agent that title defects (excluding Permitted Liens) exist with respect to such additional Proved Oil and Gas Properties, either (i) cure any such title defects which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with title information satisfactory to the Administrative Agent and having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the most recently delivered Reserve Report.

(c)    If the Borrower fails to cure any title defect (excluding Permitted Liens) requested by the Administrative Agent to be cured within the 60-day period (or such longer period of time as may be acceptable to the Administrative Agent in its sole discretion) or the Borrower fails to comply with the requirements to provide acceptable title information covering at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the most recent Reserve Report, such failure shall not be a Default or an Event of Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. Such remedy is to have the Administrative Agent declare that such unacceptable Mortgaged Property shall not count towards the 70% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information as provided in Section 8.13(a). This new Borrowing Base shall become effective immediately after the Borrower’s receipt of such notice.

Section 8.14    Additional Collateral; Additional Guarantors.

(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the most recently delivered

Reserve Report (after giving effect to exploration and production activities, acquisitions, dispositions and production). In the event that the Mortgaged Properties do not represent at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the most recently delivered Reserve Report (after giving effect to exploration and production activities, acquisitions, dispositions and production), then the Borrower shall, and shall cause the Restricted Subsidiaries to, grant, within 30 days (or such longer period of time as may be acceptable to the Administrative Agent) after delivery of the certificate required under Section 8.12(c), to the Administrative Agent, as security for the Indebtedness, a first priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional Proved Oil and Gas Properties of the Credit Parties that are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least seventy percent (70%) of the total value of the PDP Reserves evaluated in the most recently delivered Reserve Report (after giving effect to exploration and production activities, acquisitions, dispositions and production). All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties pursuant to this Section 8.14(a) and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)    In the event that the Borrower forms or acquires any Domestic Subsidiary (other than a newly formed Domestic Subsidiary that is not capitalized and owns no Property, but only for so long as such Domestic Subsidiary remains uncapitalized and owns no Property) that is not designated as an Unrestricted Subsidiary pursuant to Section 9.18(b), or designates an Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 9.18(c), the Borrower shall promptly (and in any event within 10 Business Days of such acquisition or designation, or such longer period as the Administrative Agent may agree in its sole discretion) cause such Domestic Subsidiary to guarantee the Indebtedness and grant a lien and security interest in all of its Collateral (as defined in the Guarantee and Collateral Agreement) pursuant to the Guarantee and Collateral Agreement. In connection therewith, the Borrower shall, or shall cause the applicable Restricted Subsidiary and, in the case of clause (ii) below, cause any Credit Party that owns any Equity Interests of the new Restricted Subsidiary, to, (i) execute and deliver the Guarantee and Collateral Agreement (or a supplement or joinder thereto, as applicable), (ii) pledge all of the Equity Interests of such new Restricted Subsidiary that are owned by any Credit Party (including delivery of original stock certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)    The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Domestic Subsidiary (including all Swap Agreements) to be subject to a Lien of the Security Instruments, excluding the assets excluded from the Collateral under the Security Instruments.

(d)    Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by all applicable Security Instruments and (B) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.15    ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any ERISA Event, a written notice signed by the President or the principal Financial Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto.

Section 8.16    Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) that is not otherwise an “eligible contract participant” as defined in the Commodity Exchange Act in order for such Credit Party to honor its obligations under the Guarantee and Collateral Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until all Indebtedness is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.16 constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.17    Deposit Accounts; Commodity Accounts and Securities Accounts. Subject to Section 8.18, the Borrower shall, and shall cause each Restricted Subsidiary to: (i) deposit or cause to be deposited directly all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a first-priority Lien and that, in each case, is listed on Schedule 7.25 and is subject to an Account Control Agreement, (ii) other than with respect to securities consisting of Equity Interests in Restricted Subsidiaries, deposit or credit or cause to be deposited or credited directly all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first-priority Lien and that is listed on Schedule 7.25 and that is subject to an Account Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first-priority Lien and that is listed on Schedule 7.25 and that is subject to an Account Control Agreement.

Section 8.18    Post-Closing Delivery of Account Control Agreements. Notwithstanding the requirements set forth in Section 8.17, with respect to each Deposit Account, Commodity Account and Securities Account of the Credit Parties (other than, in each case, Excluded Accounts) in existence during the period from the Effective Date through and including the 60th day after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) (such date, the “Control Agreement Delivery Date”), the Borrower and each Restricted Subsidiary shall, no later than the Control Agreement Delivery Date, deliver to the Administrative Agent duly executed Account Control Agreements.

Section 8.19    Unrestricted Subsidiaries. The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and any Restricted Subsidiary.

Section 8.20    Post-Closing Hedging Requirements.

(a)    Within thirty (30) Business Days after the Effective Date (or such later date as the Administrative Agent may agree to in its discretion, such date the “First Hedging Measurement Date”), the Borrower shall provide evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower and/or its Restricted Subsidiaries have entered into commodity Swap Agreements with one or more Approved Counterparties hedging, for each full calendar month following the First Hedging Measurement Date through the end of February 2021, minimum notional volumes of at least twenty-five percent (25%) of the reasonably anticipated production of crude oil and natural gas (calculated separately) from the Borrower’s and its Restricted Subsidiaries’ Proved Developed Producing Reserves as set forth in the Initial Reserve Report.

(b)    Within sixty (60) Business Days after the Effective Date (or such later date as the Administrative Agent may agree to in its discretion, such date the “Second Hedging Measurement Date”), the Borrower shall provide evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower and/or its Restricted Subsidiaries have entered into commodity Swap Agreements with one or more Approved Counterparties hedging, for each full calendar month following the Second Hedging Measurement Date through the end of February 2021, minimum notional volumes of at least fifty percent (50%) of the reasonably anticipated production of crude oil and natural gas (calculated separately) from the Borrower’s and its Restricted Subsidiaries’ Proved Developed Producing Reserves as set forth in the Initial Reserve Report.

(c)    If the Borrower fails to satisfy the requirements of Section 8.20(a) or (b) in accordance with its terms, then the Administrative Agent shall have the right, upon notice to the Borrower, to immediately reduce the Borrowing Base then in effect by an amount corresponding to the value assigned to such Swap Agreements in the then effective Borrowing Base, as determined by the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01    Financial Covenants.

(a)    Consolidated Net Leverage Ratio. The Borrower will not permit, as of the last day of any Rolling Period commencing with the Rolling Period ending on June 30, 2019, the Consolidated Net Leverage Ratio to exceed 4.00 to 1.00.

(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, the ratio of (i) consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including the unused amount of the Commitments, to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 6.02 hereof, but excluding non-cash assets under ASC 815) as of such date to (ii) consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) as of such date to be less than 1.00 to 1.00.

Section 9.02    Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)    the Loans and other Indebtedness arising under the Loan Documents, or any guaranty of or suretyship arrangement for the Loans and or other Indebtedness arising under the Loan Documents;

(b)    Debt under Capital Leases or that constitutes Purchase Money Debt; provided that the aggregate principal amount of all Debt described in this Section 9.02(b) at any one time outstanding shall not exceed the Threshold Amount;

(c)    intercompany Debt between the Borrower and any Guarantor or between Guarantors; provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Guarantor and (ii) such Debt is subordinated to the Indebtedness as and to the extent set forth in the Guarantee and Collateral Agreement;

(d)    other Debt not to exceed the Threshold Amount in an aggregate principal amount at any one time outstanding;

(e)    Debt of Unrestricted Subsidiaries secured by Liens permitted by Section 9.03(d), but only to the extent that such Debt is not assumed or guaranteed by, and is expressly non-recourse to, the Borrower and the Restricted Subsidiaries; and

(f)    Debt incurred prior to and existing on the Effective Date that is disclosed in Schedule 9.02.

Section 9.03    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the payment of any Indebtedness;

(b)    Excepted Liens;

(c)    Liens securing Capital Leases and Purchase Money Debt permitted by Section 9.02(b) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Debt, together with any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions; and

(d)    Liens solely on the Equity Interests of an Unrestricted Subsidiary held by the Borrower or any of the Restricted Subsidiaries securing Debt incurred by such Unrestricted Subsidiary.

This Section 9.03 shall be construed to allow the above Liens to cover and encumber all improvements, fixtures and/or accessions to the Property which is permitted to be subject to such Liens and all proceeds of such Property (including any insurance for such property) as determined in accordance with the Uniform Commercial Code.

Section 9.04    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any distribution of its Property to its Equity Interest holders, except:

(a)    the Borrower may declare and pay distributions and dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)    Restricted Subsidiaries may declare and pay distributions and dividends ratably with respect to their Equity Interests;

(c)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries so long as any such Restricted Payments paid in cash do not exceed $250,000 in the aggregate in any fiscal year;

(d)    the Borrower may make Restricted Payments with respect to its Equity Interests so long as (i) no Default, Event of Default or Borrowing Base Deficiency exists at the time of any such Restricted Payment or would result therefrom and (ii) after giving effect to any such Restricted Payment (and any Borrowings incurred in connection therewith) the Consolidated Net Leverage Ratio on a pro forma basis is less than or equal to 4.00 to 1.00; provided that with respect to any such Restricted Payments made prior to the delivery of financial statements for the fiscal quarter ending June 30, 2019, the Borrower shall have delivered to the Administrative Agent financial statements or other data reasonably acceptable to the Administrative Agent demonstrating that, after giving effect to any such Restricted Payment (and any Borrowings incurred in connection therewith), the ratio of (i) Consolidated Net Debt as of such date to (ii) Consolidated EBITDAX for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, is less than or equal to 4.00 to 1.00;

(e)    the Borrower may make Permitted Tax Distributions quarterly, based on the Borrower’s estimated taxable income for each applicable quarterly period, and annually, based on the Borrower’s annual federal income tax filing; provided that if the aggregate quarterly estimates for any tax year exceed the actual annual amount for such tax year, such excess shall be deducted from the next quarterly distribution(s) to occur after such annual federal income tax filing; and

(f)    the Borrower may make the Effective Date Restricted Payment.

Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to exist, any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)    Investments made prior to the Effective Date that are disclosed in Schedule 9.05;

(b)    Cash Equivalents;

(c)    Investments made (i) made by the Borrower in or to any Person that, prior to such Investment, is a Guarantor or (ii) made by any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary that, prior to such Investment, is a Guarantor;

(d)    subject to the limits in Section 9.06, to the extent constituting Investments, Investments in direct ownership interests in additional Oil and Gas Properties and gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(e)    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $250,000 in aggregate principal amount at any time outstanding, except to the extent that the proceeds of such loans are paid to or retained by the Borrower substantially contemporaneously with the making of such loans to fund such employee’s, officer’s or director’s purchase of Equity Interests (other than Disqualified Capital Stock) in the Borrower;

(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable arising in the ordinary course of business, which Investments are obtained by the Borrower or any other Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations, provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(f) exceeds $1,000,000;

(g)    Investments constituting Debt permitted under Section 9.02(c);

(h)    Investments in Unrestricted Subsidiaries not to exceed $5,000,000 (measured as of the time any such Investment is made) in the aggregate; and

(i)    other Investments that do not exceed the Threshold Amount in the aggregate.

Section 9.06    Nature of Business; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as a company engaged in holding passive, non-operated mineral interests and royalty interests. From and after the date hereof, the Borrower will not, and will not permit any Restricted Subsidiary to, (a) engage (directly or indirectly) in any line of business other than acting as a company engaged in holding passive, non-operated mineral interests and royalty interests, (b) own any working interests (whether operated or non-operated) in any Oil and Gas Properties (other than any non-cost bearing working interest for which the Borrower or the applicable Restricted Subsidiary is fully carried) or (c) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.07    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would knowingly or negligently result in the violation of any Sanctions applicable to any party hereto.

Section 9.08    ERISA Compliance. Except for actions that would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any Subsidiary to, at any time:

(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; or

(c)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.09    Sale of Notes or Receivables. Except for the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Restricted Subsidiary to, sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Guarantor.

Section 9.10    Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, consummate a division, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing and surviving entity), (b) any Restricted Subsidiary may participate in a consolidation with another Restricted Subsidiary (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity) and (c) any Restricted Subsidiary that is a limited liability company may consummate a division or plan of division under Delaware law, if, immediately upon the consummation of such division, the Property of such Restricted Subsidiary is held by one or more Restricted Subsidiaries at such time, and, if such Restricted Subsidiary is also a Guarantor, the Persons resulting from such division are also Guarantors after giving effect to such division; provided that notwithstanding the foregoing or anything to the contrary contained herein, in no event shall any Fortis I Entity participate in a consolidation with any Non-Fortis I Entity.

Section 9.11    Sale of Properties and Liquidation of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property, except for:

(a)    the sale of Hydrocarbons in the ordinary course of business;

(b)    farmouts of undeveloped acreage and/or depths and assignments in connection with such farmouts; provided that for purposes of clarity, any farmout of proved, undeveloped acreage and/or depths shall constitute a Borrowing Base Property Disposition and shall be subject to the terms of Section 9.11(d);

(c)    the sale or transfer of equipment and other personal property that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment or personal property of at least comparable value and use;

(d)    any Borrowing Base Property Disposition and any Liquidation of any Swap Agreement, provided that:

(i)    except with respect to Casualty Events, no Event of Default shall exist or result from such Borrowing Base Property Disposition or Liquidation;

(ii)    75% of the consideration received in respect of such Borrowing Base Property Disposition or Liquidation shall be cash or Cash Equivalents;

(iii)    the consideration received in respect of such Borrowing Base Property Disposition or Liquidation shall be equal to or greater than the fair market value of the (A) Oil and Gas Property and any interest therein, (B) Restricted Subsidiary subject of such Borrowing Base Property Disposition, or (C) Swap Agreement subject of such Liquidation (as reasonably determined by the board of managers, board of directors, or other comparable governing body of the Borrower), and, in each case, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect;

(iv)    if the aggregate Borrowing Base Property Value of all Borrowing Base Property Dispositions and Liquidation Value of all Swap Agreements that have been Liquidated since the immediately preceding Scheduled Redetermination of the Borrowing Base exceeds five percent (5%) of the Borrowing Base then in effect, the Borrower shall deliver to the Administrative Agent ten (10) Business Days’ prior written notice (or such shorter time as the Administrative Agent may agree to in its sole discretion) of such Borrowing Base Property Disposition or Liquidation and shall provide the Administrative Agent with such information in connection therewith as the Administrative Agent may reasonably request;

(v)    if a Borrowing Base Deficiency exists after any resulting reduction in the Borrowing Base pursuant to Section 2.07(e), the Borrower shall prepay Borrowings in accordance with Section 3.04(c)(iii); and

(vi)    if any such Borrowing Base Property Disposition is of Equity Interests in a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and

(e)    subject to Section 9.21, transfers of Properties among the Credit Parties (including pursuant to a division or plan of division under Delaware law); provided that (i) with respect to any transfers of Equity Interests in any Subsidiaries of the Borrower, the requirements of Section 8.14(b) are satisfied and (ii) with respect to any transfer of Proved Oil and Gas Properties, the transferee delivers mortgages or other Security Instruments in favor of the Administrative Agent concurrently with such transfer, to the extent necessary to satisfy the requirements of Section 8.14 (without giving effect to any time for compliance set forth therein).

Section 9.12    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Restricted Subsidiary) or any portfolio company Controlled by any Permitted Holder unless such transaction is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or otherwise Controlled by any Permitted Holder. The restrictions set forth in this Section 9.12 shall not apply to (a) the execution and delivery of any Loan Document, (b) compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of the Borrower and its Restricted Subsidiaries, provided such compensation is approved by the Borrower’s board of managers or provided for in the limited liability company agreement, articles or certificate of incorporation, bylaws or other applicable organizational documents of the Borrower or such Restricted Subsidiary, (c) Restricted Payments permitted pursuant to Section 9.04, (d) the issuance and sale of Equity Interests in the Borrower (other than Disqualified Capital Stock), or to the extent permitted by Section 9.17, the amendment of the terms of any Equity Interests issued by the Borrower (other than Disqualified Capital Stock), (e) the issuance, sale or transfer of Equity Interests in an Unrestricted Subsidiary to a Permitted Holder and (f) the transactions identified on Schedule 9.12.

Section 9.13    Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation, acquisition or designation and complies with Section 8.14(b). The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except (a) to the Borrower or any other Restricted Subsidiary (with each such Restricted Subsidiary being required to be or become a Guarantor as provided in this Agreement) or (b) in compliance with Section 9.11. Neither the Borrower nor any Restricted Subsidiary will have any Foreign Subsidiaries. The Borrower will not, and will not permit any Person other than the Borrower or another Credit Party, to own any Equity Interests in any Restricted Subsidiary.

Section 9.14    Negative Pledge Agreements; Subsidiary Dividend Restrictions. The Borrower will not, and will not permit any Guarantor to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (a) this Agreement, (b) the Security Instruments, (c) agreements with respect to Purchase Money Debt or Capital Leases secured by Liens permitted by Section 9.03(c) or (d) documents creating Liens which are described in clause (d), (f), (k) or (l) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), (f), (k) or (l)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.15    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed the greater of (a) 500,000 mcf in the aggregate and (b) 2.5% of the aggregate annual production of gas from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries during the most recent calendar year (on an mcf equivalent basis).

Section 9.16    Swap Agreements.

(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements for speculative purposes. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i)    Swap Agreements in respect of commodities with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into, with a tenor not to exceed sixty (60) full calendar months following the date such Swap Agreement is entered into, and with notional volumes (when netted and aggregated with other commodity Swap Agreements then in effect) that do not cause the net aggregate notional volumes of all Swap Agreements then in effect to exceed, as of the date such Swap Agreement is entered into, for each full calendar month during the forthcoming sixty (60) full calendar months following such date of determination, eighty-five percent (85%) of the reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Restricted Subsidiaries’ PDP Reserves in each case as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement; and

(ii)    Swap Agreements in respect of interest rates with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into, as follows:

(A)    Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating and netted against all other Swap Agreements of the Borrower and its

Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt; and

(B)    Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed and netted against all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt.

(b)    If, (i) as of any date, due to changes in the Credit Parties’ reasonably anticipated production of crude oil, natural gas or natural gas liquids (whether due to revised estimates of production, sales of Proved Reserves, or otherwise), the Swap Agreements of the Credit Parties from time to time in effect in respect of commodities have net aggregate notional volumes that exceed, for each full calendar month during the forthcoming sixty (60) full calendar months following such date, one-hundred percent (100%) of the reasonably anticipated production of crude oil, natural gas or natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Restricted Subsidiaries’ Proved Reserves or (ii) on the last day of any calendar month, the aggregate notional volumes of all Swap Agreements of the Credit Parties for which settlement payments were calculated in such calendar month, exceeded 100% of actual production of crude oil, natural gas or natural gas liquids, calculated separately, in such calendar month (other than puts, floors, and basis differential swaps on volumes hedged by other Swap Agreements), then, in each case, the Credit Parties shall promptly, but in no event later than fifteen (15) Business Days after such date (in case of clause (i)) or the end of such calendar month (in the case of clause (ii)), but only to the extent permitted under Section 9.11, Liquidate Swap Agreements such that, after giving effect to such Liquidation, net aggregate notional volumes for the then-current calendar month and each successive calendar month will not exceed one-hundred percent (100%) of reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately, from the Borrower’s and the Restricted Subsidiaries’ Proved Reserves.

(c)    In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures.

(d)    For purposes of entering into Swap Agreements under Section 9.16(a)(i) or determining required Liquidations of Swap Agreements under Section 9.16(b), forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ Proved Reserves as set forth on the most recent Reserve Report delivered pursuant to this Agreement shall be deemed to be updated to account for any increase or decrease in production anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries and

delivered to the Administrative Agent subsequent to the publication of such Reserve Report including (i) the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, (iv) completed acquisitions, and (v) other production coming on stream or failing to come on stream; provided that (A) any such supplemental information shall be presented in the form of a summary of engineering cash flows prepared by or under the supervision of the chief engineer of the Borrower, which summary shall be (1) a “roll forward” of the most recently delivered Reserve Report presented on a comparison basis and (2) substantially in the form of the summary of engineering cash flows delivered to the Administrative Agent prior to the Effective Date (or such other form that is acceptable to the Administrative Agent), (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e. it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report) and (C) any such supplemental information shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying as to the content thereof (which certificate shall be in form and substance reasonably acceptable to the Administrative Agent).

(e)    It is understood that Swap Agreements in respect of commodities permitted under Section 9.16(a)(i) and Section 9.16(b) which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the limitations on notional volumes contained in Section 9.16(a)(i) and Section 9.16(b).

Section 9.17    Amendments to Organizational Documents. Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any of the other Credit Parties to, alter, amend or modify in any manner materially adverse to the Lenders, its certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document.

Section 9.18    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or designated in writing to the Administrative Agent as an Unrestricted Subsidiary pursuant to Section 9.18(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(h) and (iii) to the extent such Restricted Subsidiary owns any Proved Oil and Gas Property evaluated in the most-recently delivered Reserve Report, or any Swap Agreement in respect of commodities, such designation shall be deemed to be a disposition pursuant to which the provisions of Section 9.11 shall apply. Except as provided in this Section 9.18(b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and such Restricted Subsidiary contained in each of the Loan Documents with respect to such Restricted Subsidiary are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would be caused by such designation, and (iii) the Borrower and such Restricted Subsidiary each comply with the requirements under Section 8.14 and Section 8.17. Any such designation shall be treated as a recovery of Borrower’s Investment in such Unrestricted Subsidiary in an amount equal to the lesser of the fair market value at such time of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s Investment previously made in (and not previously recovered from) such Unrestricted Subsidiary.

(d)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) incur, assume, guarantee or be or become liable for any Debt of, grant any Lien on any of its Property to secure any Debt or obligation of any of the Unrestricted Subsidiaries, other than a grant of a Lien on any Equity Interests of an Unrestricted Subsidiary held by the Borrower or any of the Restricted Subsidiaries permitted by Section 9.03(d) or (ii) permit any Unrestricted Subsidiary to hold any Equity Interest in or any Debt of the Borrower or any Restricted Subsidiary.

Section 9.19    Non-Qualified ECP Counterparties. The Borrower shall not permit any Credit Party that is not a Qualified ECP Counterparty to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any Restricted Subsidiaries that own Proved Oil and Gas Properties.

Section 9.20    New Accounts. Without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), the Borrower will not, and will not permit any Restricted Subsidiary to, deposit, credit or otherwise transfer any cash, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Excluded Account (solely with respect to amounts referred to in the definition thereof) and (b) any Deposit Account, Securities Account or Commodity Account that, from and after the Control Agreement Delivery Date, is subject to an Account Control Agreement.

Section 9.21    Fortis I Entities. The Borrower will not, and will not permit any Non-Fortis I Entity to, (i) sell, assign, farm-out, convey or otherwise transfer any Property to any Fortis I Entity other than cash in accordance with clause (ii) below or (ii) make or permit to exist any Investments in or to any Fortis I Entity other than (x) any Investments made on or prior to the Effective Date and (y) any other Investments not to exceed $2,000,000 in any fiscal year.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d)    the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(k), Section 8.02, Section 8.03(a), Section 8.14, Section 8.17, Section 8.18, Section 8.20 or Article IX;

(e)    the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any Credit Party having knowledge of such failure, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent;

(f)    the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest on any Material Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;

(g)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall not be discharged, vacated or stayed within thirty days after becoming a final judgment;

(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower or any other Credit Party or any of their Affiliates shall so state in writing;

(m)    a Change in Control shall occur;

(n)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; or

(o)    The Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor, Fortis Incentive Holdings, LLC, or any other party thereto, or shall be repudiated by the Borrower, any Guarantor or Fortis Incentive Holdings, LLC, or cease to establish the relative payment priorities required or purported thereby, or the Borrower, any Guarantor, Fortis Incentive Holdings, LLC, or any of their respective Affiliates shall so state in writing.

Section 10.02    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)    first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, Secured Swap Obligations owing to Secured Swap Providers and Secured Bank Products Obligations owing to Secured Bank Products Providers;

(v)    fifth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure;

(vi)    sixth, pro rata to any other Indebtedness; and

(vii)    seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

Section 10.03    Right to Cure Financial Covenant Non-Compliance. Notwithstanding anything to the contrary contained in Section 10.01 or Section 10.02, if:

(a)    the Borrower fails to comply with the requirements of Section 9.01(a) or Section 9.01(b) as of the last day of any Rolling Period; and

(b)    during the period (the “Cure Period”) beginning ten (10) Business Days prior to such day, and ending ten (10) Business Days after the date on which financial statements as of the last day of, or covering any period ending on the last day of, such Rolling Period are required to be delivered pursuant to Section 8.01, the Borrower receives a Specified EBITDAX Equity Contribution and/or a Specified Current Asset Equity Contribution;

then, to the extent applicable, Consolidated EBITDAX for the last fiscal quarter of such Rolling Period shall, for purposes of Section 9.01(a), be deemed increased by the amount of the net cash proceeds from such Specified EBITDAX Equity Contribution and/or current assets as of the last day of such Rolling Period shall, for purposes of Section 9.01(b), be deemed increased by the amount of the net cash proceeds from such Specified Current Asset Equity Contribution. The parties hereby acknowledge and agree (i) that this Section 10.03 may not be relied on or used for purposes of determining permitted amounts with respect to any covenants in this Agreement other than Section 9.01, (ii) that any such deemed increase to Consolidated EBITDAX in any fiscal quarter shall be applied solely for the purpose of determining the existence of a Default or Event of Default under Section 9.01(a) with respect to any Rolling Period that includes such fiscal quarter and not for any other purpose under any Loan Document, and (iii) any such deemed increase to current assets shall be applied solely for the purpose of determining the existence of a Default or Event of Default under Section 9.01(b) as of the last day of such Rolling Period and not for any other purpose under any Loan Document.

If, after receipt of any Specified EBITDAX Equity Contribution and/or any Specified Current Asset Equity Contribution and the recalculations pursuant to this Section 10.03, the Borrower shall then be in compliance with the requirements of Section 9.01(a) and/or Section 9.01(b), as applicable, the Borrower shall be deemed to have satisfied the requirements of Section 9.01(a) and/or Section 9.01(b), as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default and Event of Default under Section 10.01 that had occurred shall be deemed cured; provided that (i) the equity cure provisions in this Section 10.03 may not be used with respect to more than five (5) financial covenant test dates in the aggregate during the term of this Agreement (it being understood that if, with respect to any fiscal quarter (or last day thereof, as applicable), the Borrower receives both a Specified EBITDAX Equity Contribution and a Specified Current Asset Equity Contribution for the benefit of the same fiscal quarter (or last day thereof, as applicable), such occurrence will only count as one financial covenant test date for purposes of this clause (i)), (ii) with respect to each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which neither a Specified EBITDAX Equity Contribution nor a Specified Current Asset Equity Contribution is made, (iii) the amount of any Specified EBITDAX Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Section 9.01(a) for any applicable period, (iv) the amount of any Specified Current Asset Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Section 9.01(b) for any applicable period, (v) solely with respect to any Rolling Period for which a Specified EBITDAX Equity Contribution is received in order to cure, (A) there shall be no pro forma or actual reduction in Debt with the proceeds of any Specified EBITDAX Equity Contribution for determining compliance with Section 9.01(a) (even if the proceeds of any Specified EBITDAX Equity Contribution are actually used to repay Debt, regardless of whether the proceeds of the Specified EBITDAX Equity Contribution are received before or after the last day of such Rolling Period), (B) the amount of such Specified EBITDAX Equity Contribution shall not be included in the calculation of current assets as of the last day of such Rolling Period for determining compliance with Section 9.01(b), regardless of whether the proceeds of the Specified EBITDAX Equity Contribution are received before or after the last day of such Rolling Period, and (C) there shall be no pro forma or actual reduction in current liabilities with the proceeds of any Specified EBITDAX Equity Contribution for determining compliance with Section 9.01(b) (even if the proceeds of any Specified EBITDAX Equity Contribution are actually used to pay current liabilities, regardless of whether the proceeds of the Specified EBITDAX Equity Contribution are received before or after the last day of such Rolling Period), (vi) in no event shall there be any increase or deemed increase in Consolidated EBITDAX with the amount of any Specified Current Asset Equity Contribution, and (vii) for the purpose of any calculation of EBITDAX on an annualized basis hereunder, if the Borrower requests to increase EBITDAX for the fiscal quarter most recently ended by an amount equal to a Specified EBITDAX Equity Contribution pursuant to Section 9.01(a), then such increase shall be included in the calculation of EBITDAX for such fiscal quarter (and any period that includes such fiscal quarter) only after first calculating EBITDAX on an annualized basis without giving effect to such increase (i.e., the Specified EBITDAX Equity Contribution shall not be annualized).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01    Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any the Borrower and any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Administrative Agent shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, (a) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower and (b) if the Person serving as Administrative Agent is a Defaulting Lender in such Person’s capacity as a Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or within thirty (30) days after the Majority Lenders give notice of the removal of the Person serving as Administrative Agent, then the retiring Administrative Agent (or the removed Administrative Agent, as the case may be) may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07    Administrative Agent as Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10    Authority of Administrative Agent to Release Collateral, Liens and Guarantors. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent (a) to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents, (b) to release any Guarantor if 100% of the Equity Interests in such Guarantor are sold in a transaction permitted under the Loan Documents and (c) to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense (and the Administrative Agent hereby agrees to take such actions at the request of the Borrower), any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11    The Arranger. The Arranger shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder.

Section 11.12    INTERCREDITOR AGREEMENT.

(a)    EACH LENDER HEREBY (I) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT ON ITS BEHALF, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE INTERCREDITOR AGREEMENT, (III) AGREES THAT THE ADMINISTRATIVE AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE INTERCREDITOR AGREEMENT AND (IV) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b)    EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to the Borrower, to it at:

Fortis Minerals Operating, LLC

1111 Bagby Street

Suite 2150

Houston, TX 77002

Attention: Ashley Yates, General Counsel

Email: ashleyy@fortisminerals.com

(ii)	if to the Administrative Agent or to the Issuing Bank, to it at:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W. T. Harris Blvd., Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Fax: (704) 590-3841

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, Suite 900

MAC T0002-090

Houston, Texas 77002

Attention: Jay Buckman, Director

Telephone No.: (713) 319-1849

Facsimile No.: (713) 319-1925

E-mail: jay.buckman@wellsfargo.com

(iii)    if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV or Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 3.03(b), neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, the Elected Commitments or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), (iii) decrease or maintain the Borrowing Base without the consent of the Required Lenders, (iv) modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender), (v) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; provided that, any interest that would be due pursuant to Section 3.02(c) may be waived with consent of the Majority Lenders, (vi) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (vii) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (viii) waive or amend Section 3.04(c), Section 6.01, Section 10.02(c) or Section 12.14, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that any waiver or amendment to the terms of Section 12.14, this proviso in this Section 12.02(b)(viii) or Section 12.04(b)(ix) shall also require the written consent of each Secured Swap Provider and each Secured Bank Products Provider, and any amendment or waiver to the terms of Section 10.02(c) shall also require the written consent of each Secured Swap Provider or Secured Bank Products Provider adversely affected thereby, (ix) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations or Secured Bank Products Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Provider,” without the written consent of each Secured Swap Provider adversely affected thereby, or the definition of “Secured Bank Products Agreement,” “Secured Bank Products Obligations” or “Secured Bank Products Provider,” without the written consent of each Secured Bank Products Provider adversely affected thereby, (x) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement or in this Agreement), amend Section 8.14 to change the requirements of which Persons are required to become Guarantors, release or subordinate the Administrative Agent’s Liens on all or substantially all of the Collateral (other than as provided in Section 11.10) or amend or reduce the percentages set forth in Section 8.14(a) to less than 70% without the written consent of each Lender (other than any Defaulting Lender), or (xi) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or to make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (w) any supplement to Schedule 7.14 or Schedule 7.25 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (x) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to add any Domestic Subsidiary as a party thereto, (y) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender and (z) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b).

Section 12.03    Expenses, Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the reasonable cost of environmental assessments and audits and surveys and appraisals) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Other Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all documented out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank or by any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender during the existence of any Event of Default) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY

INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE RESTRICTED SUBSIDIARIES BY THE BORROWER AND THE RESTRICTED SUBSIDIARIES, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xiii) ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ENVIRONMENTAL LAW OR RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, PUBLIC HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE

INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) SUCH INDEMNITEE’S BREACH IN BAD FAITH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS OR (C) A DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR THE ARRANGER IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS THE ADMINISTRATIVE AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY CREDIT PARTY OR ANY SUBSIDIARY OR AFFILIATE THEREOF. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arranger or the Issuing Bank in its capacity as such.

(d)    All amounts due under this Section 12.03 shall be payable promptly, but not later than ten Business Days, after written demand therefor.

Section 12.04    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and any other attempted assignment or transfer by any party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders, and to the extent expressly contemplated hereby, the Secured Swap Providers and the Secured Bank Products Providers) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.

(b)

(i)    Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment; and

(C)    the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii)    Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)    in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, the Permitted Holders, any portfolio companies Controlled by any of the Permitted Holders or any natural person.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03); provided, that except to the extent expressly agreed by the affected parties, no such assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, the Permitted Holders, any portfolio companies Controlled by any of the Permitted Holders or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant shall be bound by the provisions of Section 12.03. Subject to the following subsection (ii), each Participant shall be entitled to the benefits of Section 5.01, Section 5.02, and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)     Each Participant agrees (A) to be subject to the provisions of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM BRINGING SUIT AGAINST ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.09(d)(ii) SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and to any Affiliate thereof that is an actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a

nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of any Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13    Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14    Collateral Matters; Secured Swap Agreements; and Secured Bank Products Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Indebtedness shall also extend to and be available to the Secured Swap Providers with respect to any Secured Swap Obligations and any Secured Bank Products Provider with respect to any Secured Bank Products Obligations, in each case on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto). No Secured Swap Provider or Secured Bank Products Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Bank Products Obligation owed to it.

Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA Patriot Act.

Section 12.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent, the Arranger nor any of the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent, the Arranger, nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	FORTIS MINERALS OPERATING, LLC,
a Delaware limited liability company

	By:	/s/ Patrick Hesseler
	Name:	Patrick Hesseler
	Title:	Vice President - Finance

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Lender and Issuing Bank

	By:	/s/ Jay Buckman
	Name:	Jay Buckman
	Title:	Director

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, National Association	100.00%	$500,000,000.00
TOTAL	100.00%	$500,000,000.00

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, Fortis Minerals Operating, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to [                ] or its registered assigns (the “Lender”), at the office of Wells Fargo Bank, National Association (together with its successors or assigns, the “Administrative Agent”), located at MAC D1109-019, 1525 West W. T. Harris Blvd., Charlotte, North Carolina 28262, the principal sum of [                ] Dollars ($[                ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be recorded by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 14, 2019 among the Borrower, the Administrative Agent, and the other agents and lenders from time to time party thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

FORTIS MINERALS OPERATING, LLC

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF BORROWING REQUEST

[                ], 20[    ]

Fortis Minerals Operating, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.05 of the Credit Agreement dated as of February 14, 2019 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)    Aggregate amount of the requested Borrowing is $[                ];

(ii)    Date of such Borrowing is [                ], 20[    ] (the “Borrowing Date”);

(iii)    Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)    In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                ];

(v)    Amount of Elected Commitments in effect on the date hereof is $[                ];

(vi)    Amount of Borrowing Base in effect on the date hereof is $[                ];

(vii)    Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                ];

(viii)    Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[                ]; and

(ix)    Location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                     ]

[                     ]

[                     ]

[                     ]

[                     ]

B-1

The undersigned certifies that he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement and that the following statement is true and correct on the Borrowing Date of the requested Borrowing:

FORTIS MINERALS OPERATING, LLC

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                ], 20[    ]

Fortis Minerals Operating, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of February 14, 2019 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)    The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                ];

(ii)    The effective date of the election made pursuant to this Interest Election Request is [                ], 20[    ];[and]

(iii)    The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv)    [If the resulting Borrowing is a Eurodollar Borrowing, add the following:] [The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                ]].

The undersigned certifies, represents and warrants on behalf of the Borrower (and not individually) that (a) he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower and (b) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

FORTIS MINERALS OPERATING, LLC

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                ] of Fortis Minerals Operating, LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of February 14, 2019 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned certifies on behalf of the Borrower (and not individually) as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

The financial statements for the [fiscal year/fiscal quarter] ending [            , 20    ] delivered with this Compliance Certificate in accordance with Section [8.01(a)/8.01(b)] of the Agreement fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes].1

There exists no Default or Event of Default [or specify Default and describe any action taken or proposed to be taken with respect thereto].

Except as set forth herein, the Borrower is in compliance, as of the end of the [fiscal quarter][fiscal year] ending [                ], with all financial covenants set forth in Section 9.01 of the Agreement, as demonstrated by the detailed computations of such covenants attached hereto.

No change in the application of GAAP to the Borrower’s financial statements has occurred since the most recent financial statements previously provided in connection with the Credit Agreement [except     ].

EXECUTED AND DELIVERED this [                ] day of [                ].

FORTIS MINERALS OPERATING, LLC

By:
Name:
Title:

[1]	Insert bracketed phrase when financial statements delivered with this Compliance Certificate are delivered pursuant to Section 8.01(b) of the Agreement.

D-1

EXHIBIT E

SECURITY INSTRUMENTS AS OF THE EFFECTIVE DATE

1.    Guarantee and Collateral Agreement dated as of February 14, 2019 among the Credit Parties and the Administrative Agent.

2.    Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of February 14, 2019, by Chisos Land, LLC and Chisos Minerals, LLC, as mortgagors, to Jay Buckman, as trustee, for the benefit of Wells Fargo Bank, National Association, as administrative agent, to be recorded in Borden County, Culberson County, Howard County, Loving County, Martin County, Pecos County, Reeves County, Ward County and Winkler County, Texas.

3.    Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of February 14, 2019, by Fortis Minerals II, LLC, as mortgagor, to Jay Buckman, as trustee, for the benefit of Wells Fargo Bank, National Association, as administrative agent, to be recorded in Borden County, Culberson County, Glasscock County, Howard County, Loving County, Martin County, Midland County, Pecos County, Reagan County, Reeves County, Upton County, Ward County and Winkler County, Texas.

4.    Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of February 14, 2019, by Fortis Sooner Trend, LLC, as mortgagor, to Wells Fargo Bank, National Association, as administrative agent, to be recorded in Blaine County, Canadian County, Grady County and Kingfisher County, Oklahoma.

5.    Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of February 14, 2019, by Fortis Minerals II, LLC and FMII STM, LLC, as mortgagors, to Wells Fargo Bank, National Association, as administrative agent, to be recorded in Blaine County, Caddo County, Canadian County, Custer County, Dewey County, Garvin County, Grady County, Kingfisher County, Major County, McClain County and Stephens County, Oklahoma.

6.    UCC Financing Statements in respect of items 1 through 5.

E-1

EXHIBIT F

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Attached.]

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Fortis Minerals Operating, LLC, a Delaware limited liability company

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

[2]	Select as applicable

5.	Credit Agreement:	Credit Agreement dated as of February 14, 2019, among Fortis Minerals Operating, LLC, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent [and Issuing Bank]

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and the other parties to the Credit Agreement and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fortis Minerals Operating, LLC, a Delaware limited liability company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

H-1-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For	Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fortis Minerals Operating, LLC, a Delaware limited liability company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

H-2-1

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fortis Minerals Operating, LLC, a Delaware limited liability company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

H-3-1

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Fortis Minerals Operating, LLC, a Delaware limited liability company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto as Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

H-4-1

EXHIBIT I

FORM OF LENDER CERTIFICATE

            , 201

To: Wells Fargo Bank, National Association, as Administrative Agent

Reference is hereby made to that certain Credit Agreement dated as of February 14, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the meaning specified in the Credit Agreement.

[Language for Existing Lender]

[Please be advised that pursuant to Section 2.07(f)(ii)(B) of the Credit Agreement, the undersigned has agreed (a) to increase its Commitment under the Credit Agreement effective on the Increase Effective Date from $             to $             and (b) that, from and after the Increase Effective Date, it shall continue to be a Lender in all respects under the Credit Agreement and the other Loan Documents.

The undersigned hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Certificate and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Certificate and to increase its Commitment, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

[Language for New Lender]

[Please be advised that that pursuant to Section 2.07(f)(ii)(B) of the Credit Agreement, the undersigned has agreed (a) to become a Lender under the Credit Agreement effective on the Increase Effective Date with a Commitment of $             and (b) that, from and after the Increase Effective Date, it shall be a party to the Credit Agreement as a Lender and shall have all the rights and obligations of a Lender in all respects under the Credit Agreement and the other Loan Documents and shall be bound thereby.

I-1

The undersigned hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Certificate and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender under the Credit Agreement, (iii) from and after the Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Certificate and to acquire its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if the undersigned is a Foreign Lender, any documentation required to be delivered by the undersigned pursuant to Section 5.03(f) of the Credit Agreement has been duly completed and executed and delivered to the Borrower and the Administrative Agent; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

Very truly yours,

[EXISTING/NEW LENDER]

By:
Name:
Title:

Accepted and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

FORTIS MINERALS OPERATING, LLC

By:
Name:
Title:

I-2

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

[            ], 20[    ]

The undersigned hereby certifies that they are a Financial Officer of Fortis Minerals Operating, LLC, a Delaware limited liability company (the “Borrower”), and in that capacity only and not in their individual capacity, pursuant to Section 6.01(q) of the Credit Agreement dated as of February [    ], 2019 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

Immediately before and after giving effect to the Transactions and any initial extensions of credit made pursuant to the Credit Agreement:

(i)

the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of each of the Borrower and the Guarantors, exceeds the aggregate debts and liabilities, including contingent liabilities, of the Borrower and each Guarantor, respectively;

(ii)

each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it will incur, debts and liabilities beyond its ability to pay such debts and liabilities (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such debts and liabilities become absolute and mature;

(iii)	each of the Borrower and the Guarantors does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business; and

(iv)	each of the Borrower and the Guarantors is “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

[Signature Page Follows]

J-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

FORTIS MINERALS, LLC

By:
Name:
Title:

J-2

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05-1

SCHEDULE 7.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Organizational ID Number	Chief Executive Office	Restricted / Unrestricted
Fortis Minerals, LLC	Delaware	5994592	1111 Bagby St Suite 2150, Houston TX 77002	Restricted
Fortis Minerals II, LLC	Delaware	6343367	1111 Bagby St Suite 2150, Houston TX 77002	Restricted
Fortis Sooner Trend, LLC	Delaware	6044137	1111 Bagby St Suite 2150, Houston TX 77002	Restricted
Chisos Minerals, LLC	Delaware	6078534	1111 Bagby St Suite 2150, Houston TX 77002	Restricted
Chisos Land, LLC	Delaware	6185243	1111 Bagby St Suite 2150, Houston TX 77002	Restricted
FMII STM, LLC	Delaware	7007293	1111 Bagby St Suite 2150, Houston TX 77002	Restricted

Schedule 7.14-1

SCHEDULE 7.18

GAS IMBALANCES; TAKE OR PAY; OTHER PREPAYMENTS

None.

Schedule 7.18-1

SCHEDULE 7.19

MARKETING AGREEMENTS

None.

Schedule 7.19-1

SCHEDULE 7.20

SWAP AGREEMENTS

None.

Schedule 7.20-1

SCHEDULE 7.25

ACCOUNTS

Deposit Accounts

Entity	Depositary Bank	Account Number	Account Type
Fortis Minerals II, LLC	JPMORGAN CHASE BANK, N.A.	955246363	DDA
Fortis Minerals, LLC	JPMORGAN CHASE BANK, N.A.	603148227	DDA
Fortis Minerals Operating, LLC	JPMORGAN CHASE BANK, N.A.	550366568	Checking

Securities Accounts

Entity	Depositary Bank	Account Number	Account Purpose
None

Commodity Accounts

Entity	Depositary Bank	Account Number	Account Purpose
None

Schedule 7.25-1

SCHEDULE 9.02

DEBT

None.

Schedule 9.02-1

SCHEDULE 9.05

INVESTMENTS

None.

Schedule 9.05-1

SCHEDULE 9.12

TRANSACTIONS WITH AFFILIATES

1.    That certain letter agreement dated as of November 29, 2016, among Fortis Minerals, LLC, and Sabalo Holdings, LLC, regarding an area of mutual interest described therein, as such agreement may be amended, supplemented or otherwise modified from time to time in a manner not materially adverse to the Administrative Agent and the Lenders

Schedule 9.12-1